UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant [  ]

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[X]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the SEC Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to 14a-12

VISTAGEN THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

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VistaGen Therapeutics, Inc.
343 Allerton Avenue
South San Francisco, California 94080
Tel. (650) 577-3600

NOTICE OF CONSENT SOLICITATION

August __, 2015

Dear VistaGen Therapeutics, Inc. Stockholder:

 The Board of Directors of VistaGen Therapeutics, Inc., a Nevada corporation (the “Company” or “we”), is writing to solicit your written consent on behalf of the Company to approve the following proposals:

 1.   an amendment to our Articles of Incorporation to increase the total number of our authorized shares of common stock, par value $0.001 per share (“Common Stock”), from 10.0 million shares to 30.0 million shares (the “Authorized Share Increase Amendment”); and

 2.   an amendment to our 2008 Stock Incentive Plan (the “2008 Plan”) to increase the number of shares authorized for issuance under the 2008 Plan from 250,000 shares to 1.0 million shares (the “Plan Amendment”) (together, with the Authorized Share Increase Amendment, the “Proposals”).

     Our Board of Directors unanimously approved the Proposals on July 27, 2015. Each of these matters is more fully discussed in the attached Consent Solicitation Statement.

 Rather than calling a special meeting of our stockholders, and incurring the expense and management time associated with holding a special meeting, our Board of Directors has elected to obtain stockholder approval of the Proposals by written consent (“Written Consent”) pursuant to Section 2.10 of our Bylaws and Section 78.370 of the Nevada Revised Statues. The close of business on July 16, 2015 has been fixed as the record date for the determination of holders of our Common Stock entitled to receive notice of and discretion to approve the Proposals.

 This consent solicitation is being made on the terms and subject to the conditions set forth in the accompanying Consent Solicitation Statement. To be counted, we must receive your properly completed Written Consent, a form of which is attached to the Consent Solicitation Statement, by 5:00 p.m. Pacific Time, on or before September 30, 2015 (the “Expiration Date”), provided, however, that our Board of Directors may change the Expiration Date to an earlier date at its sole discretion.

 Not submitting the requested Written Consent before the Expiration Date will have the same effect as a vote “AGAINST” the Proposals.

     Your Board of Directors recommends that all stockholders approve the Proposals by returning their completed Written Consent to us by one of the methods set forth in the form of Written Consent. If you sign and send in the Written Consent form but do not indicate how you want to vote on Proposals, then your Written Consent form will be treated as a vote “FOR” each Proposal.

By order of the Board of Directors,

/s/ John S. Saxe
John S. Saxe
Chairman

VistaGen Therapeutics, Inc.
343 Allerton Avenue
South San Francisco, California 94080
Tel. (650) 577-3600
_____________________________________________________________________________________________

CONSENT SOLICITATION STATEMENT
_____________________________________________________________________________________________

 This Consent Solicitation Statement is being furnished in connection with the solicitation of written consents of the stockholders of VistaGen Therapeutics, Inc., a Nevada corporation (the “Company”, “us”, “we” or “our”), with regard to the following two proposals:

1.
an amendment to our Articles of Incorporation to increase the total number of our authorized shares of common stock, par value $0.001 per share (“Common Stock”), from 10.0 million shares to 30.0 million shares (the “Authorized Share Increase Amendment”); and

2.
an amendment to our 2008 Stock Incentive Plan (the “2008 Plan”) to increase the number of shares authorized for issuance under the 2008 Plan from 250,000 shares to 1.0 million shares (the “Plan Amendment” and together with the Authorized Share Increase Amendment, the “Proposals”).

 Our Board of Directors elected to seek stockholder approval by written consent ("Written Consent"), rather than calling a special meeting of stockholders, to eliminate the costs and management time involved in holding a special meeting. Written Consents are being solicited from all of our stockholders of record pursuant to Section 78.320 of the Nevada Revised Statutes and Section 2.10 of our Bylaws.

Who May Consent

 This Consent Solicitation Statement and attached Written Consent form are being mailed to stockholders entitled to receive notice of and discretion to approve the Proposals on or about July 16, 2015, the record date for the determination of stockholders entitled to act with respect to this consent solicitation (the “Record Date”). Only holders of our Common Stock as of the Record Date are entitled to act with respect to this consent solicitation, and on the Record Date there were 1,594,461 shares of Common Stock outstanding, each of which is entitled to one vote per share.

         Stockholders who wish to consent to the Proposals must complete and return the attached Written Consent form by 5:00 p.m. Pacific Time on or before September 30, 2015 (the “Expiration Date”). Our Board of Directors expressly reserves the right, in its sole discretion and regardless of whether any of the conditions of this consent solicitation have been satisfied, subject to applicable law, at any time prior to Expiration Date to (i) terminate this consent solicitation for any reason, including receipt of the consent of stockholders holding a majority of our outstanding shares of Common Stock, (ii) waive any of the conditions to this consent solicitation, or (iii) amend the terms of this consent solicitation.

 Stockholders who wish to consent must deliver a properly completed and executed Written Consent form to Jerrold Dotson, our Corporate Secretary, in accordance with the instructions set forth in the attached Written Consent form. The Company reserves the right (but is not obligated) to accept any Written Consent received by any other reasonable means or in any form that reasonably evidences the giving of consent to the approval of the Proposals.

If you hold your shares in “street” name with a bank, brokerage firm, dealer, trust company or other nominee, only they can exercise your right to consent with respect to your shares of Common Stock, and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to consent to each of the proposals to your bank, brokerage firm, dealer, trust company or other nominee. Please follow the instructions to consent provided on the enclosed Written Consent form. If your bank, brokerage firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or Internet, instructions will be included on the Written Consent form.

    Requests for copies of this Consent Solicitation Statement should be directed VistaGen Therapeutics, Inc. at the address and/or telephone number set forth above.

We will act as tabulation agent for this consent solicitation. If you have any questions regarding your Written Consent form, or if you need assistance submitting your completed Written Consent, please contact Jerrold Dotson at (650) 577-3600.

Consent Required

         Stockholder approval of the Proposals will be effective upon our receipt of affirmative Written Consent, not previously revoked, representing at least 797,231 shares of Common Stock, or a majority of the shares of Common Stock issued and outstanding as of the Record Date and entitled to approve of the Proposals. Accordingly, abstaining from submitting your Written Consent will have the effect of a vote “AGAINST” each Proposal.

 Revocation of Consents

 You may withdraw or change your Written Consent at any time prior to the Expiration Date by submitting a written notice of revocation to our Corporate Secretary at the address set forth above. A notice of revocation or withdrawal must specify the record stockholder’s name and the number of shares being withdrawn.  After the Expiration Date, all Written Consents previously executed and delivered and not revoked will become irrevocable.

Absence of Appraisal Rights

 Stockholders who abstain from approving of the Proposals, or who withhold consent of the Proposals, do not have the right to an appraisal of their shares of Common Stock, or any similar dissenters’ rights under the Nevada Revised Statutes, or our Articles of Incorporation and Bylaws.

Expenses of this Consent Solicitation

 This consent solicitation is being made by our Board of Directors, and the Company will bear the entire cost of the solicitation, including preparation, printing and mailing costs. Written Consents will be solicited principally through the mail, but our directors, officers and employees may solicit Written Consents personally, by phone or electronically. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these consent solicitation materials to stockholders whose shares of Common Stock are held of record by such entities, and we will reimburse suck brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection herewith.

PROPOSALS TO BE ACTED UPON BY STOCKHOLDERS:

PROPOSAL NO. 1

AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK FROM 10.0 MILLION SHARES TO 30.0 MILLION SHARES

 Article V of our Articles of Incorporation currently reads as follows:

“This corporation is authorized to issue one class of capital stock to be designated “Common Stock.”  The total number of shares of common stock which this Corporation is authorized to issue is Two Hundred Million (200,000,000) shares of Common Stock having a par value of $0.001 each share.  The holders of the Common Stock shall have one (1) vote per share on each matter submitted to a vote of stockholders.  Each share shall be entitled to the same dividend and liquidation rights.  The capital stock of this corporation, after the amount of the subscription price has been paid in, shall never be assessable, or assessed to pay debts of this corporation.”

 On December 6, 2011, we filed a Certificate of Amendment with the Nevada Secretary of State to add preferred stock, par value $0.001 per share (“Preferred Stock”), as our second class of capital stock, and authorize the issuance of up to 10.0 million shares of Preferred Stock.

 Effective August 14, 2014, we implemented a one-for-twenty reverse split of both our issued and outstanding Common Stock, and Common Stock authorized under our Articles of Incorporation, reducing the number of shares of our Common Stock authorized under our Articles of Incorporation from 200.0 million shares to 10.0 million shares (the “Reverse Split”).

     Your Board of Directors unanimously approved and recommends that all stockholders approve an amendment to Article V of our Articles of Incorporation to increase the authorized number of shares of Common Stock from 10.0 million shares to 30.0 million shares (the “Authorized Share Increase Amendment”). If this proposal is adopted, Article V of our Articles of Incorporation will read as follows:

“This corporation is authorized to issue two classes of capital stock, to be designated “Common Stock” and “Preferred Stock.”  The total number of shares of common stock which this Corporation is authorized to issue is Thirty Million (30,000,000) shares of Common Stock having a par value of $0.001 each share. The total number of shares of preferred stock which this Corporation is authorized to issue is Ten Million (10,000,000) shares of Preferred Stock having a par value of $0.001 each share.  The holders of the Common Stock shall have one (1) vote per share on each matter submitted to a vote of stockholders.  Each share shall be entitled to the same dividend and liquidation rights.  The capital stock of this corporation, after the amount of the subscription price has been paid in, shall never be assessable, or assessed to pay debts of this corporation.”

     Only the number of shares of Common Stock issuable by the Company will be affected by the Authorized Share Increase Amendment. No other provision of our Articles of Incorporation will be affected. If approved by a majority of holders of our outstanding shares of Common Stock entitled to vote as of the Record Date, we will file an amendment, in substantially the form attached hereto as Appendix A, with the Nevada Secretary of State to implement the Authorized Share Increase Amendment.

Description of our Common Stock

     Except as otherwise expressly provided in our Articles of Incorporation, or as required by applicable law, all shares of our Common Stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation, those described below. All of our outstanding shares of Common Stock are fully paid and non-assessable.

Voting rights

     Each holder of our Common Stock is entitled to cast one vote for each share of Common Stock held on all matters submitted to a vote of stockholders.  Cumulative voting for election of directors is not allowed under our Articles or Incorporation, which means that a plurality of the shares voted can elect all of the directors then outstanding for election. Except as otherwise provided under Nevada law or our Articles of Incorporation, and Bylaws, on matters other than election of directors, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action.

Dividend rights

     The holders of our outstanding shares of Common Stock are entitled to receive dividends out of funds legally available, if our Board of Directors, in its discretion, determines to issue dividend, and only at the times and in the amounts that our board of directors may determine. Our Board of Directors is not obligated to declare a dividend. We have not paid any dividends in the past and we do not intend to pay dividends in the foreseeable future.

Liquidation rights

     Upon our liquidation, dissolution or winding-up, the holders of our Common Stock will be entitled to share equally, identically and ratably in all assets remaining, subject to the prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any of our outstanding shares of Preferred Stock.

No preemptive or similar rights

     Our Common Stock is not entitled to, or subject to conversion, redemption, sinking fund or similar provisions regarding the Common Stock.

Purpose of and Rationale for the Authorized Share Increase Amendment

     As of July 16, 2015, there were issued and outstanding, or reserved for issuance: (i) 1,594,461 outstanding shares of Common Stock; (ii) 500,000 shares of Series A Preferred Stock, convertible into 750,000 shares of Common Stock; (iii) 3,136,652 shares of Series B 10% Convertible Preferred Stock, convertible into 3,136,652 shares of Common Stock; (iv) outstanding options to purchase approximately 206,788 shares of Common Stock; (v) outstanding warrants to purchase 3,808,596 shares of Common Stock; and (vi) 40,491 shares of Common Stock reserved for future issuance under the 2008 Plan.  Additionally, we may be required to issue warrants to purchase up to 535,715 shares of Common Stock upon the exchange of all outstanding shares of Series A Preferred Stock into Common Stock by the holders thereof.

Thus, as of the Record Date, a total of 10,072,703 shares of our Common Stock were either issued and outstanding or reserved for issuance as described above. Such amount exceeded our authorized Common Stock by 72,703 shares, and, as such, we do not have sufficient authorized shares of our Common Stock available to permit conversion or exercise of all currently outstanding derivative securities, and no additional shares of our authorized Common Stock are available for issuance to obtain additional financing for our current operations, execute our business plans, or provide us with the necessary flexibility to enter into favorable strategic financial transactions, including product candidate and technology acquisitions and other research and development collaborations involving equity or equity-linked components, that could improve our capital structure and enhance its opportunities for significant growth and advancement of product development programs. In addition, we require additional shares of authorized Common Stock to accommodate the Plan Amendment, as discussed below, in the event the Plan Amendment is approved by our stockholders.

 The Authorized Share Increase Amendment will provide us with sufficient authorized but unissued Common Stock to permit conversion and exercise of all of our currently outstanding securities, and will enable us to both respond quickly to opportunities to raise capital in public or private securities offerings and pursue product and technology acquisition opportunities and/or key research and development collaborations in which an equity or equity-linked component would serve to better align the interest of our stockholders with the interests of our collaborators. The availability of additional authorized shares will enable our Board of Directors to act with flexibility to issue shares of Common Stock in connection with future financing opportunities, or strategic acquisitions, debt restructurings or resolutions, strategic equity compensation and incentives to employees, officers, independent directors and advisors, forward stock splits and other favorable opportunities that may arise to enhance our capital structure and business prospects. If, however, stockholders do not consent to the Authorized Share Increase Amendment, we will be severely limited in our ability issue any shares of Common Stock, be it for strategic transactions, equity compensation, opportunities for additional working capital, or otherwise.

     We believe that the Authorized Share Increase Amendment will provide us with sufficient shares of Common Stock to satisfy our obligations to issue Common Stock, and enable us to pursue a range of strategic opportunities in the best interest of our stockholders. Other than as specified above and as permitted or required under outstanding options, warrants and other securities convertible into shares of our Common Stock, we have no present arrangements, agreements or understandings for the use of the additional shares proposed by the Authorized Share Increase Amendment. We reserve the right to seek a further increase in authorized shares, from time to time in the future, if and as appropriate.

Effect on Outstanding Common Stock

 The additional shares of Common Stock authorized by the Authorized Share Increase Amendment will have the same privileges as the shares of Common Stock currently authorized and issued. Stockholders do not have preemptive rights under our Articles of Incorporation and will not have such rights with respect to the additional authorized shares of Common Stock. The Authorized Share Increase Amendment would not affect the terms or rights of holders of existing shares of Common Stock. All outstanding shares of Common Stock will continue to have one vote per share on all matters to be voted on by our stockholders, including the election of directors.

 The issuance of any additional shares of Common Stock may, depending on the circumstances under which those shares are issued, reduce stockholders' equity per share and, unless additional shares are issued to all stockholders on a pro rata basis, will reduce the percentage ownership of Common Stock of existing stockholders. In addition, if our Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders. We expect, however, to receive consideration for any additional shares of Common Stock issued, thereby reducing or eliminating any adverse economic effect to each stockholder of such dilution.

 The Authorized Share Increase Amendment will not otherwise alter or modify the rights, preferences, privileges or restrictions of the Common Stock.

Anti-Takeover Effects

 Although the Authorized Share Increase Amendment is not motivated by anti-takeover concerns, and is not considered by our Board of Directors to be an anti-takeover measure, the availability of additional authorized shares of Common Stock could enable the Board of Directors to issue shares defensively in response to a takeover attempt or to make an attempt to gain control of the Company more difficult or time-consuming. For example, shares of Common Stock could be issued to purchasers who might side with management in opposing a takeover bid that the Board of Directors determines is not in the best interests of our stockholders, thus diluting the ownership and voting rights of the person seeking to obtain control of the Company. In certain circumstances, the issuance of Common Stock without further action by the stockholders may have the effect of delaying or preventing a change in control of the Company, may discourage bids for our Common Stock at a premium over the prevailing market price and may adversely affect the market price of our Common Stock. As a result, increasing the authorized number of shares of our Common Stock could render more difficult and less likely a hostile takeover of the Company by a third-party, or a tender offer or proxy contest, assumption of control by a holder of a large block of our stock, and the possible removal of our incumbent management. We are not aware of any proposed attempt to take over the Company or of any present attempt to acquire a large block of our Common Stock.

Required Approval

 We must receive affirmative, valid Written Consents approving this Proposal No. 1, representing at least 797,231 votes, or a majority of the shares of Common Stock issued and outstanding as of the Record Date and entitled to act upon this Proposal. Abstaining from submitting your Written Consent form will have the effect of a vote “AGAINST” this Proposal.

Board of Directors Recommendation

 Your Board of Directors recommends that you mark the box entitled “FOR” the approval of the Authorized Share Increase Amendment.

PROPOSAL NO. 2

AMENDMENT TO OUR 2008 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER FROM 250,000 SHARES TO 1.0 MILLION SHARES

    Proposal

             Your Board of Directors approved the Plan Amendment on July 27, 2015, subject to stockholder approval, to increase the number of shares of Common Stock reserved for issuance under the 2008 Plan from 250,000 shares to 1.0 million shares. Of the 250,000 shares currently authorized for issuance under the 2008 Plan, only 40,491 are currently available for issuance.  The proposed Plan Amendment will allow us to maintain a sufficient pool of available shares for future grants under the 2008 Plan to employees, officers, independent directors, advisors and others who provide important services to us.

    Background and Material Terms of the 2008 Plan

     The 2008 Plan was adopted by the shareholders of VistaGen Therapeutics, Inc, a California corporation (“VistaGen California”), on December 19, 2008 and we assumed the 2008 Plan in connection with the merger between the Company, formerly Excaliber Enterprises, Ltd., and VistaGen California, our now wholly owned subsidiary. Our 2008 Plan provides for the grant of stock options, restricted shares of Common Stock, stock appreciation rights and dividend equivalent rights, collectively referred to as “Awards”. Stock options granted under the 2008 Plan may be either incentive stock options under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options. We may grant incentive stock options only to Company employees or employees of any parent or subsidiary of the Company. Awards other than incentive stock options may be granted to employees, directors and consultants.

     Set forth below is a summary of the 2008 Plan, but this summary is qualified in its entirety by reference to the full text of the 2008 Plan filed as Exhibit 10.5 to our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) May 16, 2011. Any stockholder who wishes to obtain a copy of the 2008 Plan may do so by written request to VistaGen Therapeutics, Inc., 343 Allerton Avenue, South San Francisco, California 94080.

             Purpose.  The primary purpose of the 2008 Plan is to attract and retain the best available personnel in order to promote the success of our business and to facilitate the ownership of our Common Stock by employees and others who provide services to us.

             Administration.  Our Board of Directors or the Compensation Committee of the Board of Directors, referred to as the “Administrator”, administers our 2008 Plan, including selecting the award recipients, determining the number of shares to be subject to each award, the exercise or purchase price of each award and the vesting and exercise periods of each award.

     Eligibility.  Awards other than incentive stock options may be granted to Employees, Directors and Consultants of the Company (as such terms are defined in the 2008 Plan).  Incentive stock options may be granted only to Employees of the Company or a parent or a subsidiary of the Company.  An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards.  Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

     Term of Awards, Transferability and Effect of Termination of Service.  The exercise price of all incentive stock options granted under our 2008 Plan must be at least equal to 100% of the fair market value of the shares on the date of grant. However, incentive stock options granted to an Employee who owns stock possessing more than 10% of the voting power of all classes of our stock or the stock of any parent or subsidiary of us, must have an exercise price of not less than 110% of the fair market value on the grant date. The maximum term of these incentive stock options granted to Employees who own stock possessing more than 10% of the voting power of all classes of our stock or the stock of any parent or subsidiary of us must not exceed five years. The maximum term of an incentive stock option granted to any other participant must not exceed ten years. The Administrator will determine the term and exercise or purchase price of all other awards granted under our 2008 Plan.

The terms and conditions of awards shall be determined by the Administrator, including the vesting schedule and any forfeiture provisions. Awards under the plan may vest upon the passage of time or upon the attainment of certain performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following:

●	increase in share price;

●	earnings per share;

●	total shareholder return;

●	operating margin;

●	gross margin;

●	return on equity;

●	return on assets;

●	return on investment;

●	operating income;

●	net operating income;

●	pre-tax profit;

●	cash flow;

●	revenue;

●	expenses;

●	earnings before interest, taxes and depreciation;

●	economic value added; and

●	market share.

Subject to any required action by our stockholders, the number of shares of Common Stock covered by outstanding Awards, the number of shares of Common Stock that have been authorized for issuance under the 2008 Plan, the exercise or purchase price of each outstanding Award, the maximum number of shares of Common Stock that may be granted subject to Awards to any participant in a calendar year, and the like, shall be proportionally adjusted by the Administrator in the event of any increase or decrease in the number of issued shares of Common Stock resulting from certain changes in our capital structure as described in the 2008 Plan.

Under the 2008 Plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. Other awards shall be transferable:

●	by will and by the laws of descent and distribution; and

●
during the lifetime of the participant, to the extent and in the manner authorized by the Administrator by gift or pursuant to a domestic relations order to members of the participant’s immediate family.

The 2008 Plan permits the designation of beneficiaries by holders of awards, including incentive stock options. In the event of termination of a participant’s service for any reason other than disability or death, such participant may, but only during the period specified in the award agreement of not less than 30 days commencing on the date of termination (but in no event later than the expiration date of the term of such award as set forth in the award agreement), exercise the portion of the participant’s award that was vested at the date of such termination or such other portion of the participant’s award as may be determined by the Administrator. The participant’s award agreement may provide that upon the termination of the participant’s service for cause, the participant’s right to exercise the award shall terminate concurrently with the termination of the participant’s service. In the event of a participant’s change of status from employee to consultant, an employee’s incentive stock option shall convert automatically into a non-qualified stock option on the day three months and one day following such change in status. To the extent that the participant’s award was unvested at the date of termination, or if the participant does not exercise the vested portion of the participant’s award within the period specified in the award agreement of not less than 30 days commencing on the date of termination, the award shall terminate. If termination was caused by death or disability, any options which have become exercisable prior to the time of termination, will remain exercisable for twelve months from the date of termination (unless a shorter or longer period of time is determined by the Administrator).

     Corporate Transaction or Change in Control. Effective upon the consummation of a Corporate Transaction (as defined below), all outstanding Awards under the 2008 Plan will terminate unless the acquirer assumes or replaces such awards. The Administrator has the authority, exercisable either in advance of any actual or anticipated Corporate Transaction or Change in Control (as defined below) or at the time of an actual Corporate Transaction or Change in Control and exercisable at the time of the grant of an award under the 2008 Plan or any time while an award remains outstanding, to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested awards under the 2008 Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such awards in connection with a Corporate Transaction or Change in Control, on such terms and conditions as the Administrator may specify. The Administrator also shall have the authority to condition any such award vesting and exercisability or release from such limitations upon the subsequent termination of the service of the grantee within a specified period following the effective date of the Corporate Transaction or Change in Control. The Administrator may provide that any awards so vested or released from such limitations in connection with a Change in Control, shall remain fully exercisable until the expiration or sooner termination of the award.

     Under our 2008 Plan, a Corporate Transaction is generally defined as:

●
an acquisition of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction;

●
a reverse merger in which we remain the surviving entity but: (i) the shares of common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (ii) in which securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger;

●	a sale, transfer or other disposition of all or substantially all of the assets of our corporation;

●	a merger or consolidation in which our corporation is not the surviving entity; or

●	a complete liquidation or dissolution.

     Under our 2008 Plan, a Change in Control is generally defined as: (i) the acquisition of more than 50% of the total combined voting power of our stock by any individual or entity which a majority of our Board of Directors (who have served on our board for at least 12 months) do not recommend our stockholders accept; (ii) or a change in the composition of our board of directors over a period of 12 months or less.

     Termination. Unless terminated sooner, our 2008 Plan will automatically terminate in 2018. Our Board of Directors may at any time amend, suspend or terminate our 2008 Plan. To the extent necessary to comply with applicable provisions of U.S. federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, we shall obtain shareholder approval of any such amendment to the 2008 Stock Plan in such a manner and to such a degree as required.

U.S. Federal Income Tax Consequences

             Under the 2008 Plan, stock options may be granted which are intended to qualify as incentive stock options under Section 422 of the Code, or which are not intended to qualify as incentive stock options. In addition, direct grants of stock or restricted stock may be awarded. Accordingly, the 2008 Plan is, in part, is a qualified plan for Federal income tax purposes. As such, the Company is entitled to (a) withhold and deduct from future wages of any participant, or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to an incentive stock option, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an incentive stock option or a disqualifying disposition of stock received upon exercise of an incentive stock option, or (b) require the participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an incentive stock option.

Plan Benefits

                Participation in the 2008 Plan is entirely within the discretion of the Board of Directors. Because we cannot predict the rate at which the Board of Directors will make awards to participants or the terms of any award granted under the 2008 Plan, it is not possible to determine the number of shares that will be purchased or the value of benefits that may be obtained by executive officers and other employees under the 2008 Plan in the event stockholders approve the Plan Amendment.  No awards were issued under the 2008 Plan during the year ended March 31, 2015, nor through the date of this Consent Solicitation Statement.

Required Approval

                We must receive affirmative, valid Written Consents approving the Plan Amendment, representing at least 797,231 shares of Common Stock, or a majority of the shares of Common Stock issued and outstanding as of the Record Date and entitled to consent to the Plan Amendment. Abstaining from submitting your Written Consent form will have the effect of a vote “AGAINST” the Plan Amendment.

Board of Directors Recommendation

                Your Board of Directors recommends that you mark the box entitled “FOR” the approval of the Plan Amendment to authorize an aggregate of 1.0 million shares under the 2008 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of July 17, 2015 for:

●	each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock;
●	each of our directors;
●	each of our named executive officers; and
●	all of our directors and executive officers as a group.

Applicable percentage ownership is based on 1,594,461 shares of capital stock outstanding at July 17, 2015. In computing the number of shares of Common Stock beneficially owned by a person, we deemed to be outstanding all shares of Common Stock subject to options or warrants held by that person or entity that are currently exercisable or that will become exercisable within 60 days of July 17, 2015 and all shares of Common Stock issuable pursuant to promissory notes and related accrued interest convertible into shares of Common Stock at July 17, 2015. In computing the percentage of shares beneficially owned, we deemed to be outstanding all shares of Common Stock subject to options or warrants held by that person or entity that are currently exercisable or that will become exercisable within 60 days of July 17, 2015 and all shares of Common Stock issuable pursuant to promissory notes and related accrued interest convertible into shares of Common Stock at July 17, 2015.  Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o VistaGen Therapeutics, Inc., 343 Allerton Avenue, South San Francisco, California 94080.

Name and address of beneficial owner	Number of shares beneficially owned	Percent of shares beneficially owned (1)
Executive officers and directors:
Shawn K. Singh, JD (2)	341,287	17.82%
H. Ralph Snodgrass, PhD (3)	239,293	13.49%
Jerrold D. Dotson (4)	70,344	4.23%
Jon S. Saxe (5)	46,563	2.84%
Brian J. Underdown, PhD (6)	41,125	2.51%

5% Stockholders:
Cato BioVentures (7)	238,734	14.32%
Platinum Long Term Growth Fund VII/Montsant Partners, LLC (8)	164,164	9.99%
Michael Goldberg (9)	172,894	9.99%
University Health Network (10)	150,678	8.93%
Brio Capital Master Fund Ltd. (11)	128,594	7.64%
Morrison & Foerster LLP (12)	120,448	7.06%
Calm Seas Capital (13)	114,544	6.83%

All executive officers and directors as a group (5 persons) (14)	738,613	32.82%

(1)	Assumes 1,594,461 shares of Common Stock are issued and outstanding as of July 17, 2015.

(2)
Includes options to purchase 85,375 restricted shares of Common Stock exercisable within 60 days of July 17, 2015 and warrants to purchase 235,303 restricted shares of Common Stock exercisable within 60 days of July 17, 2015.

(3)
Includes options to purchase 21,569 restricted shares of Common Stock exercisable within 60 days of July 17, 2015 and warrants to purchase 157,500 restricted shares of Common Stock exercisable within 60 days of July 17, 2015.

(4)
Includes options to purchase 6,594 restricted shares of Common Stock exercisable within 60 days of July 17, 2015, including options to purchase 676 shares of Common Stock held by Mr. Dotson’s wife, and warrants to purchase 63,750 restricted shares of Common Stock exercisable within 60 days of July 17, 2015.

(5)
Includes options to purchase 12,250 restricted shares of Common Stock exercisable within 60 days of July 17, 2015 and warrants to purchase 32,438 restricted shares of Common Stock exercisable within 60 days of July 17, 2015.

(6)
Includes options to purchase 9,250 restricted shares of Common Stock exercisable within 60 days of July 17, 2015 and warrants to purchase 31,875 restricted shares of Common Stock exercisable within 60 days of July 17, 2015.

(7)
Based upon information contained in Form 4 filed on January 9, 2012, as updated to give effect to transactions through July 17, 2015 as recorded on our books. Includes currently exercisable warrants to purchase 73,191 shares of restricted Common Stock. The reported number of shares beneficially owned by Cato Holding Company, dba Cato BioVentures, excludes 328,571 restricted shares of our Series B Preferred stock currently exchangeable for 328,571 restricted shares of our Common Stock. Pursuant to the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series B 10% Convertible Preferred Stock (the “COD”), there is a limitation on conversion of the Series B Preferred such that the number of shares of Common Stock that Cato may beneficially acquire upon such conversion is limited to the extent necessary to ensure that, following such conversion, the total number of shares of Common Stock then beneficially owned by Cato does not exceed  9.99% of the total number of then issued and outstanding shares of our Common Stock without providing us with 61 days’ prior notice thereof.  Including the shares otherwise excluded due to the beneficial ownership restrictions noted above, Cato beneficially owns 567,305 shares or 28.42% of our Common Stock.  Allen E. Cato, Ph.D., M.D. has voting and investment authority over the shares held by Cato Holding Company.  The primary business address of Cato BioVentures is 4364 South Alston Avenue, Durham, North Carolina 27713.

(8)
Based upon information contained in Schedule 13G/A filed on February 18, 2015 by Platinum Long Term Growth Fund VII (“Platinum”) and adjusted to give effect to the transactions consummated between Platinum, Montsant Partners, LLC (“Montsant”), a Platinum affiliate, and us pursuant to the Agreement between the Company and Platinum effective May 12, 2015 (“Agreement”) including Montsant’s investment of an aggregate of $500,000 in our Series B Preferred Unit offering pursuant to the Agreement through July 17, 2015. The number of beneficially owned shares reported includes 115,570 restricted shares of Common Stock owned by Montsant and 28,241 restricted shares of Common Stock and a warrant to purchase 20,172 restricted shares of Common Stock that may currently be acquired by Montsant upon exchange of 18,827 restricted shares of our Series A Preferred Stock (“Series A Preferred”).

The reported number of shares beneficially owned excludes 609,259 restricted shares of Common Stock and a warrant to purchase 435,186 restricted shares of Common Stock that may currently be acquired by Montsant upon exchange of 406,173 restricted shares of our Series A Preferred.  Pursuant to the October 11, 2012 Note Exchange and Purchase Agreement by and between us and Platinum, there is a limitation on exchange such that the number of shares of our Common Stock that may be acquired by Platinum or its affiliates upon exchange of the Series A Preferred is limited to the extent necessary to ensure that, following such exchange, the total number of shares of our Common Stock then beneficially owned by Platinum or its affiliates does not exceed 9.99% of the total number of our then issued and outstanding shares of Common Stock without providing us with 61 days’ prior notice thereof.

Further, the reported number of shares beneficially owned by Montsant also excludes 3,253,410 shares of Common Stock pursuant to its ownership of 1,512,022 shares of our Series B 10% Convertible Preferred Stock (“Series B Preferred”), immediately convertible into a like number of shares of our restricted Common Stock, and warrants to purchase 1,741,388 shares of our restricted Common Stock.  Pursuant to the terms of the COD and of the respective Common Stock warrants, there is a limitation on conversion of the Series B Preferred and exercise of the warrants such that the number of shares of Common Stock that Montsant may beneficially acquire upon such conversion or exercise is limited to the extent necessary to ensure that, following such conversion or exercise, the total number of shares of Common Stock then beneficially owned by Platinum and Montsant does not exceed 9.99% of the total number of then issued and outstanding shares of our Common Stock without providing us with 61 days’ prior notice thereof.

Additionally, the reported number of shares beneficially owned excludes currently exercisable warrants owned by Platinum to purchase 320,124 shares of our restricted Common Stock.  Pursuant to the terms of the respective Common Stock warrants, there is a limitation on the exercise of the warrants such that the number of shares of Common Stock that Platinum may beneficially acquire upon such exercise is limited to the extent necessary to ensure that, following such exercise, the total number of shares of Common Stock then beneficially owned by Platinum and Montsant does not exceed 9.99% of the total number of then issued and outstanding shares of our Common Stock without providing us with 61 days’ prior notice thereof.

Including the shares otherwise excluded due to the beneficial ownership restrictions noted above, Platinum and Montsant beneficially own 4,782,142 shares or 76.38% of our Common Stock.  The primary business address of Platinum Long Term Growth Fund VII and Montsant Partners, LLC  is c/o Platinum Partners, 250 West 55th Street, 14th Floor, New York, NY 10019.  Mark Nordlicht has voting and investment control over the shares held by Platinum and Montsant.

(9)	Platinum has transferred to Michael Goldberg (“Goldberg”) certain of the equity securities initially issued by us to Platinum. The conversion or exercise restrictions in those securities initially applicable to Platinum remain applicable to Goldberg. The number of shares reported as beneficially owned by Goldberg includes 37,508 restricted shares of Common Stock and 78,975 restricted shares of Common Stock and a currently exercisable warrant to purchase 56,411 restricted shares of Common Stock that may currently be acquired by Goldberg upon exchange of 52,650 restricted shares of our Series A Preferred.

The reported number of shares beneficially owned both before and after the Offering excludes 33,525 restricted shares of Common Stock and a warrant to purchase 23,946 restricted shares of Common Stock that may currently be acquired by Goldberg upon exchange of 22,350 restricted shares of our Series A Preferred.  Pursuant to the October 11, 2012 Note Exchange and Purchase Agreement by and between us and Platinum, there is a limitation on exchange such that the number of shares of our Common Stock that may be acquired by Goldberg upon exchange of the Series A Preferred is limited to the extent necessary to ensure that, following such exchange, the total number of shares of our Common Stock then beneficially owned by Goldberg does not exceed 9.99% of the total number of our then issued and outstanding shares of Common Stock without providing us with 61 days’ prior notice thereof.

Further, the reported number of shares beneficially owned by Goldberg before the Offering also excludes 193,355 shares of Common Stock pursuant to his ownership of 147,028 shares of our Series B Preferred, immediately convertible into a like number of shares of our restricted Common Stock, and warrants to purchase 46,327 shares of our restricted Common Stock.  Pursuant to the terms of the COD and of the respective Common Stock warrants, there is a limitation on conversion of the Series B Preferred and exercise of the warrants such that the number of shares of Common Stock that Goldberg may beneficially acquire upon such conversion or exercise is limited to the extent necessary to ensure that, following such conversion or exercise, the total number of shares of Common Stock then beneficially owned by Goldberg does not exceed 9.99% of the total number of then issued and outstanding shares of our Common Stock without providing us with 61 days’ prior notice thereof.

Additionally, the reported number of shares beneficially owned by Goldberg excludes currently exercisable warrants to purchase 66,251 shares of our restricted Common Stock.  Pursuant to the terms of the respective Common Stock warrants, there is a limitation on the exercise of the warrants such that the number of shares of Common Stock that Goldberg may beneficially acquire upon such exercise is limited to the extent necessary to ensure that, following such exercise, the total number of shares of Common Stock then beneficially owned by Goldberg does not exceed 9.99% of the total number of issued and outstanding shares of our Common Stock without providing us with 61 days’ prior notice thereof.

(10)
Includes 93,775 restricted shares of our Series B Preferred currently exchangeable for 93,775 restricted shares of our Common Stock.  The primary business address of University Health Network is 101 College Street, Suite 150, Toronto, Ontario Canada M5G 1L7.

(11)
Includes currently exercisable warrants to purchase 61,378 restricted shares of Common Stock and 27,107 restricted shares of Series B Preferred currently exchangeable for 27,107 restricted shares of Common Stock.  The primary business address of Brio Capital Master Fund Ltd. is 100 Merrick Road, Suite 401W, Rockville Centre, NY 11570.  Shaye Hirsch has voting and investment control over the shares held by Brio Capital Master Fund Ltd.

(12)
Includes currently exercisable warrants to purchase 110,448 restricted shares of Common Stock.  The reported number of shares beneficially owned excludes 257,143 restricted shares of Series B Preferred currently exchangeable for 257,143 restricted shares of Common Stock. Pursuant to the terms of the COD, there is a limitation on conversion of the Series B Preferred such that the number of shares of Common Stock that Morrison & Foerster may beneficially acquire upon such conversion is limited to the extent necessary to ensure that, following such conversion, the total number of shares of Common Stock then beneficially owned by Morrison & Foerster does not exceed 9.99% of the total number of issued and outstanding shares of our Common Stock without providing us with 61 days’ prior notice thereof. Effective on June 12, 2015, Morison & Foerster provided us with such 61 day advance notice.  Including the shares otherwise excluded due to the beneficial ownership restrictions noted above, Morrison & Foerster beneficially owns 377,591 shares or 19.24% of our Common Stock.  The primary business address of Morrison & Foerster is 555 Market Street, San Francisco, California 94105.  Mark Blumenthal has voting and investment control over the shares held by Morrison & Foerster.

(13)
Includes currently exercisable warrants to purchase 11,515 restricted shares of Common Stock and 71,429 restricted shares of Series B Preferred currently exchangeable for 71,429 restricted shares of Common Stock. The primary business address of Calm Seas Capital is 4650 Wedekind Road, Suite 2, Sparks, NV 89431. Michael McCarthy has voting and investment authority over the shares held by Calm Seas Capital.

(14)
Includes options to purchase an aggregate of 135,038 restricted shares of Common Stock exercisable within 60 days of July 17, 2015 and warrants to purchase an aggregate of 520,866 restricted shares of Common Stock exercisable within 60 days of July 17, 2015.

ADDITIONAL INFORMATION

Stockholder Proposals for 2016 Annual Meeting

A date has not yet been set for our 2016 Annual Meeting of Stockholders. If a stockholder wishes to submit a stockholder proposal pursuant to Rule 14a-5(e) of the Securities Exchange Act of 1934, as amended, for inclusion in our Proxy Statement for the 2016 Annual Meeting of Stockholders, we must receive such proposal and supporting statements, if any, at our principal executive office at a reasonable time before we begin to print our annual meeting proxy statement. A stockholder’s notice to our secretary must set forth as to each matter the stockholder proposes to bring before the 2016 Annual Meeting of Stockholders: (1) a brief description of the business desired to be brought before the 2016 Annual Meeting of Stockholders; (2) the reason(s) for conducting such business at the 2016 Annual Meeting of Stockholders; (3) the name and record address of the stockholder proposing such business; (4) the class and number of our shares that are beneficially owned by the stockholder proposing such business; and (5) any financial interest in the proposed business of the stockholder proposing such business.

If a stockholder wishes to submit a stockholder proposal outside of Rule 14a-5(e) to be brought before the 2016 Annual Meeting of Stockholders, the stockholder must give timely notice in writing to our secretary. We must receive such notice at our principal executive office not less than 60 days nor more than 90 days prior to the date of the 2016 Annual Meeting of Stockholders, pursuant to our Bylaws.

Stockholder Communications with the Board of Directors

           Our Board of Directors provides stockholders with the ability to send communications to the Board of Directors, and stockholders may do so at their convenience. In particular, stockholders may send their communications to: Board of Directors, c/o Corporate Secretary, VistaGen Therapeutics, Inc., 343 Allerton Avenue, South San Francisco, California 94080. All communications received by the corporate secretary are relayed to the Board of Directors of the Company.

Delivery of Documents to Stockholders

Householding Information: As permitted by the SEC’s rules, we will deliver only one copy of this Consent Solicitation Statement to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the annual report or consent solicitation statement to a stockholder at a shared address to which a single copy of the documents was delivered. Conversely, stockholders sharing an address who are receiving multiple copies of our annual reports, proxy statements or consent solicitation statements may request delivery of a single copy. Such a request must be a written request to the Company at 343 Allerton Avenue, South San Francisco, California 94080, or by calling (650) 577-3600. The Company undertakes to deliver promptly, upon any such oral or written request, a separate copy of its proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of the Company’s proxy materials at their address and would like to request “householding” of their communications should contact their broker, bank or other nominee, or contact the Company at the above address or phone number.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT OUR COMPANY

We file reports, proxy statements and other information with the SEC. Such reports, statements and other information filed by us with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Furthermore, the SEC maintains a web site that contains reports, proxy and Proxy Statements and other information regarding the Company. The address of such web site is http://www.sec.gov.

VISTAGEN THERAPEUTICS, INC.
WRITTEN CONSENT SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF VISTAGEN THERAPEUTICS, INC.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice for Action by Written Consent and the Consent Solicitation Statement of VistaGen Therapeutics, Inc., a Nevada corporation (the “Company”), dated August __, 2015 and hereby revokes any consent or consents heretofore given. This written consent may be revoked at any time before 5:00 p.m. (Pacific Time), on September 30, 2015, unless the solicitation period is shortened or extended by the Company’s Board of Directors in its sole discretion (“Expiration Date”). The undersigned, as the holder of shares of the Company’s common stock, par value $0.001 per share, (“Common Stock”), hereby takes the following actions with respect to all shares of Common Stock held by him, her or it as follows:

☒ Please mark your votes as indicated in this example.

		FOR	AGAINST
1.	APPROVAL OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 10.0 MILLION SHARES TO 30.0 MILLION SHARES	[ ]	[ ]

		FOR	AGAINST
2.	APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2008 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE FROM 250,000 SHARES TO 1.0 MILLION SHARES	[ ]	[ ]

This Written Consent, when properly executed and returned to the Company, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE FOR THE PROPOSAL, THIS WRITTEN CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED “FOR” THE PROPOSAL. When shares of Common Stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full legal title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

ALL WRITTEN CONSENTS MUST BE RECEIVED BY 5:00 P.M., PACIFIC TIME, ON THE EXPIRATION DATE.

This Written Consent, when properly executed and returned to the Company, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE FOR THE PROPOSAL, THIS WRITTEN CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED “FOR” THE PROPOSAL. When shares of Common Stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full legal title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

ALL WRITTEN CONSENTS MUST BE RECEIVED BY 5:00 P.M., PACIFIC TIME, ON THE EXPIRATION DATE.

IMPORTANT: This Written Consent must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Dated: ________________________, 2015

(Print Name of Stockholder)

________________________________________________________________________
(Signature of Stockholder)

________________________________________________________________________
(Second Signature if held jointly)

________________________________________________________________________

IMPORTANT: PLEASE COMPLETE, SIGN, AND DATE YOUR WRITTEN CONSENT PROMPTLY

AND FAX IT TO (650) 244-9979, OR RETURN IT IN THE ENVELOPE PROVIDED TO:

VistaGen Therapeutics, Inc.
Attn: Jerrold Dotson, Corporate Secretary
343 Allerton Avenue
South San Francisco, California, 94080

Your executed written consent can also be sent via email in PDF form to jdotson@vistagen.com.

Your written consent should be received by the Company before 5:00 pm (Pacific Time) on September 30, 2015.

Exhibit A

CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
VISTAGEN THERAPEUTICS, INC.

         VistaGen Therapeutics, Inc., a Nevada corporation (the "Corporation"), does hereby certify that:

         FIRST: This Certificate of Amendment amends the provisions of the Corporation's Articles of Incorporation (the "Articles of Incorporation").

         SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 78.380 of the Nevada Revised Statutes and shall become effective immediately upon filing this Certificate of Amendment.

         THIRD: The first paragraph of Article V of the Articles of Incorporation is hereby amended in its entirety and replaced with the following:

“This corporation is authorized to issue two classes of capital stock, to be designated “Common Stock” and “Preferred Stock.”  The total number of shares of common stock which this Corporation is authorized to issue is Thirty Million (30,000,000) shares of Common Stock having a par value of $0.001 each share. The total number of shares of preferred stock which this Corporation is authorized to issue is Ten Million (10,000,000) shares of Preferred Stock having a par value of $0.001 each share.  The holders of the Common Stock shall have one (1) vote per share on each matter submitted to a vote of stockholders.  Each share shall be entitled to the same dividend and liquidation rights.  The capital stock of this corporation, after the amount of the subscription price has been paid in, shall never be assessable, or assessed to pay debts of this corporation.”

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this __ day of _________, 2015.

                                    By:

 __________________________________
                                    Name:  Shawn K. Singh
                                    Title:  Chief Executive Officer